EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact: Tricia Drennan
Vice President, Corporate Communications
& Investor Relations
(703) 873-2390 (phone)
tdrennan@lcc.com

LCC INTERNATIONAL ANNOUNCES SALE OF
NEXTWAVE STOCK AND RECEIVABLES

Company proceeds exceed $21 million

MCLEAN, VIRGINIA, September 26, 2000 —LCC International, Inc., (NASDAQ: LCCI) a global leader in wireless voice and data turn-key technical consulting services, announced today that during the third quarter it sold all of its 1,666,666 shares of its NextWave Telecom Inc.’s Class B common stock and its current debt claims against NextWave, excluding the claims of Koll Telecommunications L.L.C. and any post petition contract rejection claims, for total gross proceeds received in the quarter of $21.4 million. In addition, LCC is entitled to receive an additional payment of $2.3 million in the event NextWave affirms its obligation to prepetition interest on LCC’s debt claims.

As previously outlined in LCC’s June 22, 2001 8K filing with the Securities and Exchange Commission, LCC acquired its equity holdings in May 1996 as a result of an investment made in NextWave by the Company. Its debt holdings reflect monies due for services rendered to NextWave in the 1996 time frame prior to the carrier’s filing for bankruptcy protection in 1998. LCC continues to hold warrants on 123,356 shares of NextWave Class B Common stock at a strike price of $3 per share.

The gross proceeds of the sale of these assets in the third quarter are expected to yield approximately $0.62 per share that will be reflected as one-time gains in the third quarter results that the Company expects to report on November 5, 2001.

About LCC:
LCC International, Inc. is a global leader in voice and data design, deployment and management services to the wireless telecommunications industry. A pioneer in the industry since 1983, LCC has performed technical services for the largest wireless operators in North and South America, Europe, The Middle East, Africa and Asia. The Company has worked with all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design,

EXHIBIT 99

deployment, operations and maintenance services, LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world.

Statements included in this news release which are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding increased demand for the Company’s services, the Company’s ability to secure new business, and those factors highlighted in LCC International, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which could cause the Company’s actual results to differ materially from forward-looking statements made by the Company.